LETTER AGREEMENT

AMG TimesSquare Global Small Cap Fund

Investment Management Agreement

May 16, 2018

AMG Funds LLC

600 Steamboat Road, Suite 300

Greenwich, CT 06830

Attn: Keitha L. Kinne, Chief Operating Officer

Re:	Investment Management Agreement between AMG Funds LLC (formerly The Managers Funds LLC) and AMG Funds (formerly Managers AMG Funds), dated as of October 19, 1999, and as amended from time to time (the “Investment Management Agreement”)

Ladies and Gentlemen:

Pursuant to Section 1(b) of the Investment Management Agreement, AMG Funds (the “Trust”) hereby notifies you that it is establishing a new series to be named AMG TimesSquare Global Small Cap Fund (the “New Fund”), and that the Trust desires to retain AMG Funds to provide management and investment advisory services with respect to the New Fund pursuant to the terms and conditions of the Investment Management Agreement. Attached as Appendix A is an addendum to Schedule A to the Investment Management Agreement.

Please acknowledge your agreement to provide such management and investment advisory services to the New Fund by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds

By:
Name: Thomas Disbrow
Title: Treasurer, Chief Financial Officer and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Funds LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date:

Appendix A

ADDENDUM TO

SCHEDULE A

AMG TimesSquare Global Small Cap Fund

Advisory Fees pursuant to Section 2(a)

The Trust shall pay to the Adviser an annual gross investment advisory fee equal to the rate included in the table below of the average daily net assets of AMG TimesSquare Global Small Cap Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Fund	Advisory Fee
AMG TimesSquare Global Small Cap Fund	0.70%